Exhibit 10.2
Certain information has been excluded from this exhibit pursuant to Item 601(a)(6) of Regulation S-K because disclosure of such information would constitute a clearly unwarranted invasion of personal privacy. The following symbol is used to indicate where such information has been omitted: [*].

UIPATH ADVISORY AGREEMENT
This Advisory Agreement (“Agreement”) is entered into as of the date (i) the last Party signs this Agreement or (ii) otherwise accepts the terms of this Agreement (“Effective Date”) between UiPath, Inc. (“UiPath” or “Company”) and Ted Kummert (“Senior Advisor”). UiPath and Senior Advisor are each a “Party” and collectively the “Parties” to this Agreement.
SECTION 1. DEFINITIONS
1.“Affiliate” means any entity that directly or indirectly Controls, is Controlled by, or is under common Control with a Party, where “Control” means control of greater than 50% of the voting rights or equity interests of a Party.
2.“Confidential Information” (a) means non-public information disclosed by a Party (“Discloser”) to the other Party (“Recipient”) in connection with this Agreement, whether before or after the Effective Date, whether disclosed directly or indirectly, orally, in documentary form, by demonstration or otherwise, that is marked confidential or would reasonably be considered confidential under the circumstances, including information relating to Discloser’s past, present and future research, development, business activities, products, software, services, technical knowledge (including, but not limited to, data, reports, processes, financial information and projections, customer and supplier lists, business/marketing plans and strategies, services improvements, projects, proposals, tools, software, technology, trade secrets, designs, techniques, discoveries, practice methodologies and technologies, personnel information, computer readable media, etc.); and (b) excludes any information that (i) is or becomes public, through no fault of Recipient; (ii) was rightfully acquired by or already known to Recipient without an existing confidentiality obligation; or (iii) is independently developed by Recipient without the use of Discloser’s Confidential Information.
3.“Effective Date” is April 17, 2023.
4.“Compensation” shall mean the equity and/or monetary fees received by Senior Advisor from UiPath for the Services provided under this Agreement.
5.“Intellectual Property Rights” means all current and future intellectual property rights including copyright and related rights, trademarks, designs, patents, rights to patent, rights to inventions, databases, trade secrets, trade names and domain names, Confidential Information, know-how, look and feel, trade dress and any other intellectual property rights or rights of a similar nature, including any application or right to apply for registration of any such rights and rights to apply for and be granted renewals or extensions of such rights, as well as the rights to claim priority therefrom, and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world and whether registered or unregistered.
6.“Services” means any services provided by Senior Advisor to UiPath.
7.“Term” means from the Effective Date through and including September 30, 2023.
8.“UiPath Data” means all data or information of UiPath or any of its Affiliates, accessed by Senior Advisor under this Agreement, which may include UiPath’s Confidential Information, as defined herein.
9.“UiPath Trademarks” means any UiPath and/or UiPath Affiliate trademarks, tradenames, service marks, symbols, logos, brand names and other proprietary indicia of any UiPath and/or UiPath Affiliate under common law, state law, federal law and laws of foreign countries, as the case may be.
10.“Work” means the Services provided by Senior Advisor to UiPath.
SECTION 2. TERM AND TERMINATION
2.1.Term. The Term of this Agreement may be extended only by way of a written agreement between the Parties.
2.2.Termination for convenience. UiPath, at its sole discretion, may terminate this Agreement, in part or entirely for convenience, at any time, by giving a 30 (thirty) days prior written notice to Senior Advisor and without any further liability towards Senior Advisor, provided all due and owed fees are paid as set forth herein.
2.3.Termination for cause. If Senior Advisor commits a material breach of this Agreement, UiPath may give written notice describing the nature and basis of the breach to Senior Advisor. If the breach is not cured within 30 (thirty) days

Exhibit 10.2

of the notice date, UiPath may immediately terminate this Agreement, upon written notice. In case of termination the Agreement for material breach and, unless UiPath stipulates differently in the termination notice, all agreements with other UiPath Affiliates will be terminated upon termination of the Agreement.
2.4.Effect of Termination. In the event of a termination of this Agreement, at the request and as specified by UiPath, Senior Advisor shall return to UiPath all UiPath Data, materials, tools, computer programs, equipment furnished by UiPath and Confidential Information in its possession or control and delete any records or copies thereof.
SECTION 3. COMPENSATION, PAYMENT AND INVOICES
3.1.Compensation. As consideration for the services to be provided by Senior Advisor pursuant to the Agreement, following the commencement of the Agreement, Senior Advisor will be paid $1.00 (one USD).
3.2.Expenses. UiPath shall pay Senior Advisor for expenditures authorized in the relevant authorization but not in excess of the amount so authorized. In addition, UiPath shall reimburse Senior Advisor for reasonable and necessary internal out-of-pocket expenses incurred by Senior Advisor (without mark-up) in the performance of Work under this Agreement that have been pre-approved by UiPath in writing. All approved travel expenses must be in compliance with the UiPath Travel Guidelines, which may be amended by UiPath from time to time upon prior notice from UiPath to Senior Advisor. Senior Advisor shall not be entitled to reimbursement for any other expenses.
SECTION 4. CONFIDENTIALITY, PRIVACY AND CYBERSECURITY
4.1.Confidential Information. All information furnished by UiPath to Senior Advisor is Confidential Information. Senior Advisor will use UiPath’s Confidential Information only as necessary to perform its obligations under this Agreement and will only disclose UiPath’s Confidential Information to its Affiliates, its and its Affiliate’s employees, contractors or agents who need to know the Confidential Information and have agreed in writing to confidentiality obligations at least as protective as this Agreement (“Authorized Persons”).
4.2.Permitted disclosure. If Senior Advisor receives a court order or is otherwise required by law to disclose any Confidential Information, Senior Advisor will notify UiPath immediately upon receipt of such request so that UiPath has time to object and move for a protective order. Senior Advisor will file any Confidential Information under seal or request that the court or administrative body seal the Confidential Information prior to Senior Advisor’s disclosure.
4.3.Destruction. Senior Advisor will destroy all materials containing Confidential Information upon request of UiPath and will certify to the Discloser that all Confidential Information has been destroyed. Any Confidential Information retained post termination will not relieve Recipient of any obligation of confidentiality or non-use.
SECTION 5. INTELLECTUAL PROPERTY
5.1.Ownership. For the avoidance of any doubt, UiPath retains all rights to materials or information, including UiPath Data, UiPath Trademarks and all Intellectual Property Rights related to any of the foregoing, provided to Senior Advisor in the performance of this Agreement. Nothing in this Agreement shall be construed to grant Senior Advisor any license or other right in regard to the materials or information, including UiPath Data, UiPath Trademarks and all Intellectual Property Rights related to any of the foregoing. Senior Advisor shall not store or transfer for storage any UiPath Data without UiPath’s prior written consent. Senior Advisor has no Intellectual Property Rights or other claim to the UiPath Data and will cooperate with UiPath to protect UiPath’s Intellectual Property Rights and UiPath Data.
SECTION 6. REPRESENTATIONS AND WARRANTIES
6.1.Warranties. Senior Advisor represents and warrants to UiPath that: (a) it will act as specified in this Agreement, (b) it will perform all duties and responsibilities under this Agreement in a professional and competitive manner, (c) it will adopt the guidelines and policies of UiPath in relation to the responsibilities described in this Agreement, (d) it will perform any other tasks related to the scope of this Agreement as requested by UiPath in writing, (e) its execution, delivery and performance of this Agreement will not violate any agreement to which it is a party or any of its properties or assets are bound or violate any applicable law, regulation or governmental order, including all UiPath internal policies and guidelines, and (f) it will comply with all applicable statutes, rules, regulations and orders of the United States.

Exhibit 10.2

SECTION 7. INDEMNITY AND LIABILITY
7.2. Limitation of liability. Neither Party will be liable to the other Party for any special, indirect, moral, consequential, incidental, punitive, or exemplary damages.
SECTION 8. SERVICES
8.1.Capacity and duties. Duties may include, but are not limited to, providing advisory services to UiPath, as reasonably requested by UiPath.
SECTION 9. MISCELLANEOUS
9.1.Conflict of Interest. Senior Advisor represents that it is under no contractual or other restrictions or obligations which are inconsistent with the execution of this Agreement, or which will interfere with or impede the proper performance of this Agreement.
9.2.Relation. Senior Advisor is an independent contractor and is not an agent or employee of UiPath. Senior Advisor has no authority to bind UiPath by contract or otherwise.
9.3.Severability. Survival. Waiver. If any provisions of this Agreement are invalidated by a court of competent jurisdiction, they will be severed, and the rest of the Agreement will remain in full force and effect.
9.4.Governing Law. Venue. This Agreement is governed by the laws of the state of New York (expressly excluding conflict of laws). For any dispute arising out of or relating to this Agreement, if the Parties do not reach a settlement within sixty (60) calendar days, the Parties consent to personal jurisdiction in and the exclusive venue of the federal courts of New York, New York County, State of New York, United States of America.
9.5.Jury waiver clause. The Parties hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES WAIVES KNOWINGLY, VOLUNTARILY, IRREVOCABLY AND INTENTIONALLY ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN RESPECT OF LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THIS AGREEMENT.
9.6.Anti-corruption. Neither party has received or been offered any illegal or improper bribe, kickback, payment, gift, or thing of value from an employee or agent of the other party in connection with this Agreement. Reasonable gifts and entertainment provided in the ordinary course of business do not violate the above restriction. Senior Advisor hereby warrants that, while performing Services for UiPath it will strictly abide by UiPath’s policies and procedures on Anti- Bribery, and applicable laws.
9.7.Code of Conduct. Senior Advisor understands this Agreement is subject to the UiPath Global Partner Code of time to time.

Exhibit 10.2

UiPath	Senior Advisor

UiPath, Inc.	Senior Advisor

Address: 1 Vanderbilt Avenue, 60th Floor New	Address: [*]
York, NY 10017, USA	[*]
Tax No. and/or VAT No: 47-4333187

Email: contractnotice@uipath.com	Email: [*]
By: Brad Brubaker	By: Ted Kummert
Title: Chief legal Officer	Title: Senior Advisor
Date: 4/11/2023	Date: 4/11/2023

Authorized signature: /s/ Brad Brubaker	Authorized signature: /s/ Ted Kummert